August 12, 2013

George Chamoun
35 Prince of Wales
Williamsville, NY 14221

Dear George:
As you are aware, the terms of your employment with Synacor, Inc. (the “Company”) are the subject of an Employment and Noncompetition Agreement between you and the Company dated December 22, 2000 (your “Employment Agreement”). The Company desires to amend the terms of your Employment Agreement as follows, with your consent, effective as of the date of this letter:
(1)Replace the words “Section 4” with the word “Agreement” where they appear in Section 4(c) of the Employment Agreement.
(2)Replace Section 9(b)(ii) of the Employment Agreement with the following language:
(ii) The Company shall pay Employee (A) his compensation (including any bonus awarded but not yet paid) (pursuant to Section 4(a)) earned up to and including the date of any such termination of employment, and (B) as severance, his Base Salary in effect at the time of such termination of employment for six (6) months in accordance with the Company’s standard payroll procedures. The compensation and severance payments will commence on the Company’s first payroll date that occurs on or following the 61st day after the Employee’s termination from employment and, once they commence, will include any unpaid amounts accrued from the Employee’s termination of employment.
(3)Add the following language as new paragraph 19 of the Employment Agreement:
14. Section 409A. It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Employee pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exceptions of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Employee’s termination of employment also constitutes a “separation from service” from the Company for

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George Chamoun
August 12, 2013

purposes of Section 409A. In the event that the Employee has been determined by the Company to be a “specified employee” for purposes of Section 409A at the time of the Employee’s separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Employee during the first six (6) months following the Employee’s separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Employee’s date of death, or (y) the first day of the seventh month following the Employee’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to the Employee constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.
If you are in agreement with these amendments to your Employment Agreement please execute this document as indicated below and return it to me no later than May ___, 2013. All other provisions of your Employment Agreement will remain in effect as written. If you have any questions, please call me at (716) 362-3305.
Very truly yours,
SYNACOR, INC.
/s/ Rachel McCabe
RACHEL MCCABE
EXECUTIVE DIRECTOR OF HUMAN RESOURCES

I have read and agree to the above changes to my Employment Agreement:

/s/ George Chamoun
George Chamoun

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